Exhibit 10.3

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ASSIGNMENT AND NOVATION AGREEMENT

BETWEEN

BAYER CONSUMER CARE AG

AND

KYTHERA HOLDINGS LTD.

ASSIGNMENT AND NOVATION AGREEMENT

THIS ASSIGNMENT AND NOVATION AGREEMENT (this “Agreement”), is entered into as of March 7, 2014 (the “Effective Date”), by and among Bayer Consumer Care AG, a company organized under the laws of Switzerland (“Bayer”) and KYTHERA Holdings Ltd., a company incorporated under the laws of Bermuda (“KHL”) (each, a “Party” and together, the “Parties”) and, with respect to Article 2 and Sections 5.3 and 8.4 hereof only, KYTHERA Biopharmaceuticals Inc., a Delaware corporation (“Parent”).

BACKGROUND

A.                                    WHEREAS, Parent possesses certain intellectual property relating to the use of certain deoxycholic acid-based products for the treatment of localized fat deposits;

B.                                    WHEREAS, pursuant to the License Agreement between Parent and Bayer, dated as of 26 August 2010, as amended March 21, 2011 and April 2, 2012 (the “Original License Agreement”), Parent granted to Bayer exclusive rights to develop, manufacture and commercialize Products in the BCC Territory (each of Products and BCC Territory as defined in the Original License Agreement);

C.                                    WHEREAS, pursuant to the Services, Research, Development and Collaboration Agreement between Parent and Intendis GmbH (“Intendis”), an Affiliate (as defined in the Original License Agreement) of Bayer, dated as of 26 August 2010, as amended (the “Collaboration Agreement”), Parent and Intendis agreed to collaborate on the development of Products in the BCC Territory;

D.                                    WHEREAS, Bayer and Parent have, pursuant to that certain Restructuring Agreement between Parent, Intendis and Bayer, dated as of the Effective Date (the “Restructuring Agreement”) amended the Original License Agreement as of the Effective Date (the “Amended License Agreement”) to delete Bayer’s obligations of diligence in developing, manufacturing, or commercializing the Product;

E.                                     WHEREAS, also pursuant to the Restructuring Agreement, Intendis and Parent have terminated the Collaboration Agreement as of the Effective Date;

F.                                      WHEREAS, Parent and Bayer agreed, in the Restructuring Agreement, that Bayer will assign to KHL all of its right, title, and interest in and to the Amended License Agreement;

G.                                    WHEREAS, Parent and Bayer wish to have KHL acquire, by assignment and novation, Bayer’s entire right, title and interest in and to the Amended License Agreement;

H.                                   WHEREAS, the Parties wish to establish the consideration to be provided by KHL for Bayer’s assignment and novation of the Amended License Agreement, with such terms to include the sale to Bayer by KHL of shares of common stock of Parent (“Parent Common Stock”) pursuant to a securities purchase agreement between Parent, KHL and Bayer, dated as of the Effective Date, a form of which is attached as Exhibit A hereto (“Securities Purchase

Agreement”), the issuance of a note from Parent to KHL dated as of the Effective Date, and assigned from KHL to Bayer as of the Effective Date, a form of which is attached as Exhibit B hereto (“Note”), and the payment of certain milestone payments and other consideration, as provided herein; and

I.                                        WHEREAS, the Parties wish to establish the terms and conditions on which certain transition services will be provided by Bayer and its Affiliates to KHL.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise set forth below, all capitalized and undefined terms in this Agreement shall have the meanings set forth in the Amended License Agreement or the Collaboration Agreement, as applicable:

1.1                               “Amended License Agreement” has the meaning set forth in the WHEREAS clauses.

1.2                               “Annual Ex-Manufacturer Sales” means the total amounts invoiced by KHL, its Affiliates and their respective Sublicensees for sales of all Products (combined as if they were one Product for this purpose) to Third Parties (including Distributors) in a calendar year, less the following deductions to the extent estimated as percentages below or included and itemized in the applicable invoice:

(a)                                 normal and customary trade, cash and quantity allowances or discounts granted and taken directly with respect to sales of such Products;

(b)                                 amounts actually repaid or credited by reason of defects, rejections, recalls, returns, rebates and allowances;

(c)                                  charge-backs and other amounts paid on sale or dispensing of Products;

(d)                                 Third Party cash rebates related to sales of Products, to the extent allowed;

(e)                                  retroactive price reductions that are actually allowed or granted;

(f)                                   [*] of the total gross invoice amount for any amounts which are not collected by KHL or its Affiliates or their respective Sublicensees, including bad debts;

(g)                                  compulsory refunds, credits and rebates related to the sale of Products, accrued, paid or deducted pursuant to agreements (including without limitation managed care agreements) or applicable Law;

(h)                                 [*] of the total gross invoice amount for transportation, freight insurance, distribution, packaging and handling costs;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)                                     sales taxes, value added taxes, excise taxes and customs duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of Products; and

(j)                                    as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Products falling within categories substantially equivalent to those listed above, and ultimately credited to customers or a Governmental Authority or agency thereof.

Notwithstanding the foregoing, amounts billed by KHL, its Affiliates, or their respective Sublicensees for the sale of Products among KHL, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Annual Ex-Manufacturer Sales hereunder.  For purposes of determining Annual Ex-Manufacturer Sales, the Products shall be deemed to be sold when invoiced and a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.  Each of the deductions set forth above shall be reasonable and customary, and in accordance with KHL’s financial systems and with U.S. Generally Accepted Accounting Principles, consistently applied.

For Combination Products, the Annual Ex-Manufacturer Sales used for the calculation of milestones under Section 5.3 shall be determined by multiplying the Annual Ex-Manufacturer Sales of such Combination Product by the fraction A/(A+B), where A equals the standard sales price of the Product containing the same amount of the Compound as the sole active ingredient contained in such Combination Product, and B equals the standard sales price of the ready-for-sale form of a product containing the same amount of the other therapeutically active ingredient(s) contained in the Combination Product.  In the event that no separate sales are made of either the Product or the other product(s) contained in such Combination Product, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

For Bundled Products, the Annual Ex-Manufacturer Sales used for the calculation of milestones under Section 5.3 shall be determined by multiplying the Annual Ex-Manufacturer Sales of such Bundled Product by the fraction X/(X+Y), where X equals the standard sales price of the Product included in the Bundled Product, and Y equals the standard sales price of the other product(s) included in such Bundled Product.  In the event that no separate sales are made of either the Product or the other product(s) contained in such Bundled Product, then the standard sales price of such Product or other product(s) when last on the market in such country shall be used.  In the event that such Product or other product(s) have never been on the market, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

1.3                               “Assigned IP” has the meaning set forth in Section 4.1.

1.4                               “Bayer Indemnitees” has the meaning set forth in Section 8.1.

1.5                               “Bayer Retained IP” has the meaning set forth in Section 4.2.

1.6                               “Collaboration Agreement” has the meaning set forth in the WHEREAS clauses.

1.7                               “Indemnified Party” has the meaning set forth in Section 8.3.

1.8                               “Indemnifying Party” has the meaning set forth in Section 8.3.

1.9                               “Intendis” has the meaning set forth in the WHEREAS clauses.

1.10                        “KHL Indemnitees” has the meaning set forth in Section 8.2.

1.11                        “Losses” means, with respect to a Party, any and all liabilities, expenses and/or losses, including without limitation (i) reasonable legal expenses and attorneys’ fees for external counsel that are incurred by or on behalf of such Party, and (ii) documented internal costs (including general and administrative expenses) incurred by or on behalf of such Party to the extent that such costs are charged on a basis consistent with such Party’s ordinary business practices consistently applied, and consistent with industry standards.

1.12                        “Note” has the meaning set forth in the WHEREAS clauses.

1.13                        “Original License Agreement” has the meaning set forth in the WHEREAS clauses.

1.14                        “Parent Common Stock” has the meaning set forth in the WHEREAS clauses.

1.15                        “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, among Bayer, Parent and KHL that provides for, among other things, the registration of the Parent Common Stock for sale by Bayer under the Securities Act of 1933, as amended.

1.16                        “Restructuring Agreement” has the meaning set forth in the WHEREAS clauses.

1.17                        “Securities Purchase Agreement” has the meaning set forth in the WHEREAS clauses.

1.18                        “Third Party” means any person other than the Parties and their respective Affiliates.

1.19                        “TSA” has the meaning set forth in Section 3.1.

ARTICLE 2
AMENDED LICENSE AGREEMENT

2.1                               Amendment.  Except as otherwise expressly provided in the Assignment and Novation Agreement, KHL acknowledges that Bayer and Parent have entered into the Amended License Agreement to remove Bayer’s obligations to Develop, manufacture, or Commercialize the Compound and Products, and that accordingly, upon and after the Effective Date, Bayer shall have no obligations with respect to the Development, manufacture or Commercialization of the Compound and Products, nor shall it have any obligation, express or implied, to use Commercially Reasonable Efforts, or any other level of efforts, in connection with such activities except for those expressly provided in the Amended License Agreement.

2.2                               Assignment and Novation.

2.2.1                     Bayer hereby transfers, by novation, as of the Effective Date, all of its right, title, and interest in and to the Amended License Agreement, and assigns all of its rights and delegates all of its obligations, liabilities and duties thereunder, to KHL.  KHL hereby expressly assumes all rights and obligations, liabilities and duties of Bayer upon and after the Effective Date under the Amended License Agreement, in every way as if KHL were, and had originally been, a party to the Amended License Agreement in place of Bayer, except as expressly provided in Sections 2.3.2 and 2.4.

2.2.2                     Parent, KHL and Bayer each consent to the transfer by novation set forth in Section 2.2.1 and agrees that Bayer’s rights and obligations, liabilities and duties under the Amended License Agreement are hereby novated and assigned and delegated, as applicable, to KHL as of the Effective Date.  KHL hereafter shall have all rights and obligations, liabilities and duties of Bayer under the Amended License Agreement upon and after the Effective Date except as expressly provided in Sections 2.3.2 and 2.4.

2.2.3                     Parent hereby consents to the assignment and novation by Bayer set forth in Section 2.2.1 and confirms that such assignment and novation shall, except as otherwise expressly provided in Sections 2.3.2 and 2.4, fully relieve Bayer of all of its rights and extinguish all of its obligations, liabilities and duties to Parent under the Amended License Agreement. Parent hereby accepts the obligations of KHL under the Amended License Agreement in place of the obligations of Bayer, upon and after the Effective Date.  Bayer shall be removed as a party thereto upon and after the Effective Date without any action on the part of either party to the Amended License Agreement.

2.3                               Releases.

2.3.1                     Bayer and its Affiliates, on the one hand, and Parent, KHL, and their Affiliates, on the other hand, hereby release and forever discharge, except as otherwise expressly provided in Sections 2.3.2 and 2.4, each other, and their respective partners, members, shareholders, subsidiaries, officers, directors, agents, servants, employees, assigns, successors, affiliates and attorneys, from any and all claims, demands, causes of action, suits, debts, dues, duties, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, liabilities and obligations, both contingent and fixed, known and unknown, of every kind and nature whatsoever in law or equity, or otherwise, under local, state or federal law, which they ever had or ever will have in the future relating in any way to, or arising in connection with, the Original License Agreement, the Amended License Agreement, and the assignment and novation thereof set forth in Section 2.1.

2.3.2                     The relief, extinguishment, release and discharge provided for in Section 2.3.1 shall not apply to (a) any indemnification obligations contained in the Original License Agreement or Amended License Agreement that are applicable to acts or omissions of Parent or Bayer occurring prior to the Effective Date, (b) those rights and obligations under the Amended License Agreement that survive as set forth in Section 2.4, or (c) all rights and obligations, and any claims of the Parties and their Affiliates for acts or omissions occurring after the Effective

Date under this Agreement, the Restructuring Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA.

2.4                               Survival of Obligations Under the Amended License Agreement.  Notwithstanding anything in this ARTICLE 2 to the contrary, Parent and Bayer acknowledge and agree that the foregoing assignment and novation does not relieve Parent or Bayer of their rights and obligations to each other under the following provisions of the Amended License Agreement solely to the extent such sections pertain to activities conducted by and obligations applicable to Parent and/or Bayer prior the Effective Date:  Sections 3.2 (provided that Bayer shall not have the right to review Parent’s records), 4.8 (for the period set forth therein), 4.9, 8.1, 8.2, 8.4, 8.5, 8.6, 8.8, 8.9, 11.4, 11.5, 11.6(a) (solely with regard to any rights and obligations that continue to apply to Parent and/or Bayer with respect to activities conducted and obligations applicable prior to the Effective Date as provided in this Section 2.4), 11.9-11.13 and Articles 1, 7 and 10.  Accordingly, the foregoing provisions shall survive as obligations of Parent and Bayer after the assignment effected in this Agreement becomes effective.

ARTICLE 3
TRANSITION ACTIVITIES

3.1                               Transition Services Agreement.  The Parties shall, during the thirty (30) day period following the Effective Date, negotiate in good faith a Transition Services Agreement specifying all activities Bayer, Intendis and their Affiliates shall undertake to transition information and materials relating to the Product to KHL, containing terms and conditions consistent with this ARTICLE 3 (the “TSA”).  The TSA shall contain provisions that effect the following:

3.1.1                     Transfer of Technical Information.  In accordance with a schedule to be set forth in the TSA, Bayer, Intendis and their Affiliates shall transfer to KHL Information and Technology in Bayer’s, Intendis’ and their Affiliates’ possession or control that relate to the Compound or Product (including without limitation clinical, regulatory, commercial and CMC Information).  Bayer, Intendis and their Affiliates further shall provide KHL, as specified in the TSA, with all information, and execute all documents, necessary or desirable to transfer to KHL any Regulatory Filings in Bayer’s, Intendis’ or their Affiliates’ name that relate to the Product.

3.1.2                     Transfer of Confidential Information.   In accordance with a schedule to be set forth in the TSA, Bayer, Intendis and their Affiliates shall transfer to KHL all relevant records and materials in Bayer’s, Intendis’ or their Affiliates’ possession or control containing Parent’s Confidential Information (provided that Bayer, Intendis or their Affiliates, as applicable, shall be permitted to keep one (1) copy of such Confidential Information for archival purposes only).

3.1.3                     Return of Compound and Product.  As requested by KHL and as specified in the TSA, Bayer, Intendis and their Affiliates shall transfer to KHL all quantities of Compound and/or Product in Bayer’s, Intendis’ or their Affiliates’ possession or control.

3.1.4                     Transition Services.

(a)                                 Bayer, Intendis and their Affiliates shall make available certain staff members for an agreed-upon amount of time during the transition period to answer any reasonable questions KHL may have regarding any Information or Technology transferred to KHL, as specified in the TSA.  Thereafter, KHL may propose from time to time that Bayer, Intendis and their Affiliates support KHL, including with respect to such Information and Technology, by providing staff members and performing additional activities, on terms to be specified by the Parties in the TSA.

(b)                                 Bayer, Intendis and their Affiliates shall continue, during the period specified in the TSA, to perform certain ongoing activities related to the Compound and the Product, as further set forth in the TSA.

(c)                                  From and after the Effective Date, Bayer, Intendis and their Affiliates shall not file any new clinical trial applications or commence, in any way, any new clinical trials for Compound or Product.  Bayer, Intendis and their Affiliates shall conduct no other development, marketing, or commercialization activities with respect to Compound or Product, except to the extent expressly specified in the TSA.

3.1.5                     Compensation.  The TSA shall specify a budget and compensation for services rendered by Bayer, Intendis and their Affiliates to KHL with respect to the services specified in Section 3.1.4 (the “Transition Budget”).  The Transition Budget shall be calculated on a time and materials basis, using (a) the FTE rates outlined in the TSA for the employee(s) rendering services covered by the TSA, and (b) out-of-pocket expenses charged as incurred, without mark-up or overhead.

3.1.6                     Diligence.  Each party to the TSA shall agree to use commercially reasonable efforts to perform its obligations as specified in the TSA.

3.1.7                     Third Party Agreements.  The TSA shall provide the following in respect of agreements between Bayer, Intendis, or their Affiliates and Third Parties that delegate or otherwise carry out any of Bayer’s or Intendis’ obligations under the Original License Agreement, the Amended License Agreement, or the Collaboration Agreement (“Third Party Agreements”):

(a)                                 Bayer, Intendis and their Affiliates, as applicable, shall, consistent with the transition plan contemplated by the TSA, and subject to the conditions in the TSA, terminate, in whole or in relevant part, Third Party Agreements identified in the TSA;

(b)                                 Bayer, Intendis and their Affiliates shall not enter into any new agreements with Third Parties that relate to the Development or Commercialization of Products under the Amended License Agreement, or any other activities under the Amended License Agreement; and

(c)                                  Any new agreements that are entered into by KHL with Third Parties that relate to the Development or Commercialization of Products in the BCC Territory under the Amended License Agreement during the first three (3) years after the Effective Date shall contain an acknowledgment by each such Third Party to the effect that Bayer is not a party to such agreement and that Bayer is no longer involved in the development, manufacture or commercialization of the Compound and/or the Product in the BCC Territory.

3.2                               Activities Prior to the Execution of the TSA.

3.2.1                     KHL shall provide written notice to Bayer prior to engaging in consultations with Regulatory Authorities prior to the execution of the TSA.

3.2.2                     Each Party shall designate a transition manager to coordinate the regulatory and development activities prior to the execution of the TSA.  The two (2) transition managers are authorized to make interim decisions to transition to KHL the rights and responsibilities described in this ARTICLE 3 prior to the execution of the TSA upon their mutual agreement, to minimize or avoid any delays or interruptions in the development and manufacture of the Products from the Effective Date until the execution of the TSA.

3.2.3                     KHL shall compensate Bayer and its Affiliates for any transition services provided by Bayer and its Affiliates in accordance with Section 3.2.2 prior to the execution of the TSA within thirty (30) days after the execution of the TSA at the rate and on the terms set forth in the TSA.

3.3                               Compliance with Law.  Each Party shall comply in all material respects with all applicable Laws related to such Party’s performance of any activities (a) required under this Agreement and the TSA or (b) reasonably necessary in connection with any duties and obligations hereunder and thereunder.

ARTICLE 4
INTELLECTUAL PROPERTY

4.1                               Assignment.  Bayer hereby assigns to KHL, and shall cause Intendis to assign to KHL, all of its right, title and interest, including all intellectual property rights, in and to (a) Bayer’s Sole Inventions and Bayer’s interest in any Joint Inventions; (b) Intendis Developed IP and Intendis’ interest in any Joint Developed IP; (c) Bayer’s interest in any Information and Technology developed by either Party in the course of conducting its activities under the Original License Agreement or the Amended License Agreement; and (d) all Bayer Product Marks and Bayer’s interest in any Joint Product Marks; in each case (a) through (c), to the extent such intellectual property solely relates to the Compound or the Product (collectively, the “Assigned IP”).  Bayer shall execute, and shall cause Intendis to execute, any documents or instruments evidencing this assignment which are necessary or desirable in connection with the prosecution of any intellectual property rights therein.

4.2                               Bayer Retained IP.  Subject to Section 4.3, Bayer and Intendis, as applicable, shall retain all of their right, title and interest, including all intellectual property rights, in and to all other Sole Inventions, Joint Inventions, Intendis Developed IP, Joint Developed IP, and Information and Technology that does not constitute Assigned IP (the “Bayer Retained IP”).  Bayer hereby grants, and shall cause Intendis to grant, to KHL and its Affiliates an exclusive, royalty-free, perpetual, irrevocable, sublicenseable license under the Bayer Retained IP other than Potential Patentable Inventions (which are addressed in Section 4.3), solely for the purpose of Developing, making, using, selling, offering to sell, importing, exporting, or otherwise Commercializing and obtaining Regulatory Approval of the Compound and Products.

4.3                               Potential Patentable Inventions.  Notwithstanding the provisions of 4.2:

4.3.1                     Notification to KHL.  Within thirty (30) days of the Effective Date, Bayer shall notify KHL if it believes any of the Bayer Retained IP could potentially constitute a patentable invention but which is, as of the Effective Date, not the subject of a filed or pending Patent (such Bayer Retained IP, a “Potential Patentable Invention”), and shall provide to KHL a brief written description of such Potential Patentable Invention.  All such disclosures to KHL shall constitute the Confidential Information of Bayer.

4.3.2                     Bayer Retained Patents.  For [*] following the Effective Date (the “Election Period”), Bayer and its Affiliates shall have the sole right to seek Patent protection for each Potential Patentable Invention.  During the Election Period, KHL shall not, and shall cause its Affiliates not to, seek Patent protection with respect to such Potential Patentable Invention.  Bayer and its Affiliates (i) shall retain all of their right, title and interest, including all intellectual property rights, in and to any Potential Patentable Invention which, in whole or in part, is disclosed or claimed in an application for Patent filed prior to the expiration of the Election Period (whether or not a Patent ultimately issues), and (ii) hereby grant to KHL and its Affiliates an exclusive, royalty-free, perpetual, irrevocable, sublicenseable license under their right, title and interest, including all intellectual property rights, in and to all such Potential Patentable Inventions, solely for the purpose of Developing, making, using, selling, offering to sell, importing, exporting, or otherwise Commercializing and obtaining Regulatory Approval of the Compound and Products.

4.3.3                     KHL Assumed Patents.  If Bayer does not file an application for a Patent with respect to any Potential Patentable Invention prior to the expiration of the Election Period, KHL may seek Patent protection with respect to such Potential Patentable Invention.  Bayer shall also, after the expiration of the Election Period, continue to have the right to seek Patent protection with respect to such Potential Patentable Invention.  If KHL desires to seek such Patent protection for such Potential Patentable Invention after the Election Period, provided that Bayer has not already done so, KHL shall notify Bayer of the same, and Bayer and its Affiliates shall and hereby do assign to KHL, effective as of the date of such notice, all of their right, title and interest, including all intellectual property rights, in and to such Potential Patentable Invention (an “Assumed Patentable Invention”).  KHL shall and hereby does grant to Bayer and its Affiliates, effective as of the date of such notice, an exclusive, royalty-free, perpetual, irrevocable, sublicenseable license under its right, title and interest, including all intellectual property rights, in and to all Assumed Patentable Inventions, solely for the purpose of Developing, making, using, selling, offering to sell, importing, exporting, or otherwise Commercializing and obtaining Regulatory Approval of compounds and products other than the Compound and Products.  If Bayer desires to seek such Patent protection for such Potential Patentable Invention after the Election Period, provided that KHL has not already done so, Bayer shall notify KHL of the same, and Bayer shall and hereby does grant to KHL and its Affiliates, effective as of the date of such notice, an exclusive, royalty-free, perpetual, irrevocable, sublicenseable license under its right, title and interest, including all intellectual property rights, in and to such Potential Patentable Invention, solely for the purpose of Developing, making,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

using, selling, offering to sell, importing, exporting, or otherwise Commercializing and obtaining Regulatory Approval of the Compound and Products.

4.4                               License To Bayer Under Assigned IP.  KHL hereby grants to Bayer and its Affiliates a non-exclusive, royalty-free, sublicenseable license under the Assigned IP, and a sublicense under the Licensed Intellectual Property, solely to the extent necessary to perform Bayer’s obligations under ARTICLE 3 and the TSA.

ARTICLE 5
CONSIDERATION

5.1                               Issuance of Debt.  As partial consideration for, among other things, the assignment and novation in Section 2.2, KHL is simultaneously with the execution of this Agreement, assigning its interest in the Note to Bayer, which Note is in the original principal amount of Fifty One Million Dollars ($51,000,000).

5.2                               Parent Common Stock.  As partial consideration for, among other things, the assignment and novation in Section 2.2, Bayer, KHL and Parent have executed, simultaneously with the execution of this Agreement, the Securities Purchase Agreement and the Registration Rights Agreement, which provide for, among other things, the sale by KHL to Bayer of shares of Parent Common Stock as set forth therein and the registration of the sale of such shares of Parent Common Stock pursuant to the Securities Act of 1933, as amended.

5.3                               Sales Milestones.  As partial consideration for, among other things, the assignment and novation in Section 2.2, KHL shall pay to Bayer the non-refundable sales milestones provided in this Section 5.3.  The milestone payments payable pursuant to this Section 5.3 are payable only one time each and are in addition to, and not creditable against, the Note assigned to Bayer as provided in Section 5.1.

	Milestone Payment	Payment Trigger
(a)	[*]	Annual Ex-Manufacturer Sales in the BCC Territory reach [*]
(b)	[*]	Annual Ex-Manufacturer Sales in the BCC Territory reach [*]
(c)	[*]	Annual Ex-Manufacturer Sales in the BCC Territory reach [*]

As an inducement for Bayer’s agreement to execute this Agreement, Parent hereby guarantees the payment obligations pursuant to this ARTICLE 5 such that if KHL fails to make any payment pursuant to this Section 5.3 when due and in the manner required by ARTICLE 5, then within thirty (30) days after the date that Bayer has provided written notice to Parent of such failure, if KHL has not made such payment prior to the expiration of such time period or otherwise resolved such failure to the satisfaction of Bayer, Parent shall assume all such payment obligations, and thereafter Parent shall have a direct obligation to Bayer equal to that of KHL.

5.4                               Currency Conversion.  All monetary amounts calculated in accordance with this Agreement, including but not limited to Annual Ex-Manufacturer Sales and payments due to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Bayer hereunder, shall be calculated in U.S. Dollars.  Amounts in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the respective average annual exchange rate for the respective calendar year.  The average annual exchange rate shall be determined as the arithmetic average of the daily (other than a Saturday, Sunday or public holiday as defined by the European Central Bank) reference rates within the respective calendar year of that currency versus the Dollar as determined and published by the European Central Bank on its website (http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html) or, as the case may be, any successor page.

5.5                               Payment Method.  All payments due to Bayer by KHL hereunder shall be made in U.S. Dollars, by wire transfer of immediately available funds into an account designated by Bayer within thirty (30) Business Days after receipt of the respective invoice, unless otherwise specified in this Agreement.

5.6                               Late Payments.  Any milestone payments due under this Agreement shall be due on such date as is specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  Any failure by KHL to make any such payment within ten (10) Business Days after the date when due shall obligate KHL to pay computed interest, with the interest period commencing on the due date and ending on the payment date to Bayer.  The interest shall be computed at a rate per annum equal to the USD LIBOR for one month quoted two (2) Business Days prior to due date by the British Bankers’ Association, plus a premium of [*].  These rates are currently published by Reuters on screen <LIBOR01>.  The interest rate shall be adjusted monthly.  Interest shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

5.7                               Records; Audits.  KHL shall maintain complete and accurate records in sufficient detail to permit Bayer to confirm the obligations associated with the milestone payments under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of Bayer, and not more often than once each calendar year, by an independent certified public accountant selected by Bayer and reasonably acceptable to KHL, for the sole purpose of verifying the obligation to pay milestones pursuant to this Agreement.  Any such auditor shall not disclose to Bayer KHL’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by KHL or the amount of payments due by KHL under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) Business Days from the accountant’s report, plus interest (as set forth in Section 5.6) from the original due date.  Bayer shall bear the full cost of such audit unless such audit discloses an underpayment by KHL of more than [*] of the amount due, in which case KHL shall bear the full cost of such audit.

5.8                               Taxes.

5.8.1                     Payments to be Free and Clear.  All sums payable by KHL to Bayer hereunder shall (except to the extent required by law) be (i) paid free and clear of, and without any deduction or withholding on account of, any taxes imposed, levied, collected, withheld or assessed by or within any jurisdiction from or to which a payment is made by or on behalf of KHL or by any federation or organization of which any such jurisdiction is a member at the time

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of payment, provided that Bayer shall use commercially reasonable efforts to deliver any necessary forms and certificates complying with applicable law, duly executed, to reduce or eliminate any applicable withholding tax, and (ii) exclusive of value added tax (“VAT”).  VAT applies additionally as legally owed, payable after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT-law.

5.8.2                     Withholding.

(a)                                 If KHL is required by law (including any change in law or any request, rule, guideline or directive (whether or not having the force of law) after the date hereof) to make any deduction or withholding on account of any tax from any sum paid or payable by it to Bayer hereunder and under any other agreement or document between KHL and Bayer: (A) KHL shall notify Bayer of any such requirement or any change in any such requirement as soon as KHL becomes aware of it; (B) KHL shall pay any such tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on KHL) for its own account or (if that liability is imposed on Bayer) on behalf of and in the name of Bayer; (C) the sum payable by KHL in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Bayer receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (D) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any tax which it is required by clause (B) above to pay, KHL shall deliver to Bayer evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.  Notwithstanding the foregoing or anything herein to the contrary, if any additional amount required to be paid to Bayer under this clause 5.8.2(a) above shall increase solely as a result of any assignment of this Agreement (or portion thereof) by Bayer to any other entity, KHL shall not be responsible for such increased amounts but shall only be responsible for the amount payable pursuant to this clause 5.8.2(a) immediately prior to the effectiveness of such assignment.

(b)                                 If KHL is required to pay any additional amount to Bayer pursuant to clause 5.8.2(a) above, then Bayer shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of Bayer, such assignment (A) would eliminate or reduce materially amounts payable pursuant hereunder, (B) would not subject Bayer to any unreimbursed cost or expense, (C) would not require Bayer to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (D) would not otherwise be disadvantageous to Bayer. KHL shall pay all reasonable costs and expenses incurred by Bayer in connection with any such assignment. A certificate setting forth such costs and expenses submitted by Bayer to KHL shall be conclusive absent manifest error.

ARTICLE 6
REPRESENTATIONS AND COVENANTS

6.1                               Mutual Representations.  Each Party represents as follows as of the Effective Date:

6.1.1                     It is a corporation, company, or other entity duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction as set forth on the first page of this Agreement, is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the performance of its obligations hereunder requires such qualification, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform this Agreement.

6.1.2                     The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and do not and will not:

(a)                                 require any consent or approval of its stockholders or any government authority, except the approvals of the applicable Regulatory Authorities for the transfer of the MAA Approvals; or

(b)                                 violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

6.1.3                     This Agreement is legal, valid and binding and any obligations under this Agreement are enforceable in accordance with their respective terms and conditions.

6.1.4                     It is not under any obligation to any person, or entity, contractual or otherwise, that is materially conflicting or materially inconsistent in any respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations.

6.2                               Bayer Representation.  Bayer represents as follows as of the Effective Date:

6.2.1                     It has disclosed all inventions and intellectual property rights Controlled by Bayer and its Affiliates that are necessary for or actually used in, as of the Effective Date, the Developing, making, using, selling, offering to sell, importing, exporting, or otherwise Commercializing and obtaining Regulatory Approval of the Compound and Product in the form and for use with the delivery technology described in pending Regulatory Filings.

6.2.2                     Neither Bayer nor its Affiliates have assigned, transferred, conveyed, licensed or otherwise granted to any Third Party any right, title, or interest in or to the Assigned IP, and neither Bayer nor its Affiliates are aware of any Third Party having any interest therein, including without limitation any liens or encumbrances with respect thereto.

6.3                               Non-Disparagement.  Neither Party shall intentionally, and shall cause its Affiliates not to intentionally, disparage any other Party (or its Affiliates), verbally or in writing, in words or in substance, directly or indirectly, in connection with any matters relating to or arising under this Agreement, the Original License Agreement, the Amended License Agreement, Collaboration Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA.

6.4                               Non-Compete.  For a period of (a) three (3) years after the Effective Date in the European Union and (b) five (5) years after the Effective Date outside of the European Union, Bayer shall not Commercialize, nor cause any Affiliate, partner, Distributor or other Third Party to Commercialize, or grant to any Affiliate, partner, Distributor or other Third Party any right or license to Commercialize, any injectable technology, product (including without limitation products delivered via non-passive, non-topical, mechanical subcutaneous delivery means or other delivery means for non-passive mechanical penetration through the dermis), compound or device that is directed to the reduction of submental fat.

ARTICLE 7
CONFIDENTIALITY AND DISCLOSURE

7.1                               Confidential Information.  All Information and Technology required to be transferred to KHL by Bayer and its Affiliates under the TSA or under this Agreement shall constitute the Confidential Information of KHL.

7.2                               Confidentiality Obligations.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, for the term of this Agreement and for a period of five (5) years thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)                                 was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d)                                 is subsequently disclosed to the receiving Party or its Affiliates by a Third Party who has a legal right to make such disclosure; or

(e)                                  is subsequently independently discovered or developed by the receiving Party or its Affiliates without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

7.3                               Authorized Disclosure.  Notwithstanding the obligations set forth in Section 7.2, a Party may disclose the other Party’s Confidential Information to the extent:

(a)                                 such disclosure is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement;

(b)                                 such disclosure is reasonably necessary:  (i) to such Party’s directors, attorneys, independent accountants, financial advisors or other service providers for the sole purpose of enabling such parties to provide advice to the receiving Party, provided that in each such case on the condition that such parties are bound by confidentiality and non-use obligations; or (ii) to actual or potential investors and/or acquirers, or merger partners solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations no less stringent than those contained in this Agreement;

(c)                                  such disclosure is required by judicial or administrative process or rules of a securities exchange, provided that in such event such Party shall promptly inform the other Party as to such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process or rules of a securities exchange shall remain otherwise subject to the confidentiality and non-use obligations of this ARTICLE 7, and the Party disclosing Confidential Information pursuant to this Section 7.3(c) shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; or

(d)                                 in the case of KHL or its Affiliates, such disclosure is reasonably necessary to its subcontractors, licensees or other collaborators or partners (including potential and future collaborators and partners) for the purpose of the Development, conduct of Regulatory Activities with respect to, manufacture and/or Commercialization of the Products, on the condition that such subcontractors, licensees or other collaborators or partners are bound by confidentiality and non-use obligations at least as stringent as those contained in this Agreement.

7.4                               Terms of Agreement and Related Matters.  No Party shall disclose any terms or conditions of this Agreement to any Third Party, nor make any statement to the public regarding the execution or any other aspect of the subject matter of this Agreement, without the prior consent of the other Parties, except as specifically set forth in this Section 7.4 or in Section 7.3 or 7.5.  Notwithstanding the foregoing, any Party may make such disclosure: (a) where a Party reasonably believes disclosure is required under applicable laws; (b) where disclosure is required under the regulations, rules or agreement with any applicable stock exchange; (c) for customary discussions and other disclosures with and to shareholders, current or prospective investors and analysts and potential acquirers, licensees, merger partners or potential providers of financing and their advisors; (d) where information regarding the Development, Regulatory Approval or Commercialization status of the Product is required by applicable laws or stock exchange rules; or (e) to the extent it is consistent with the text of a statement previously approved by the other Party.

7.5                               Press Releases and Other Communications.  The Parties have agreed upon the content of one (1) or more press releases (which shall be issued substantially in the form of the language of the draft press release attached as Exhibit C), the release of which the Parties shall coordinate promptly upon execution of this Agreement.  The Parties shall develop and agree upon a set of additional communications messages consistent with the outline of disclosure contained in Exhibit D, to be used by both Parties to further communicate details of the

Agreement, and the business rationale for the Agreement, which may be released to Third Parties.

ARTICLE 8
INDEMNIFICATION

8.1                               Indemnification By KHL.  Except to the extent of any Losses covered by Section 8.2, KHL agrees to defend, indemnify and hold harmless Bayer, its Affiliates, and its and their respective directors, officers, employees, and agents (the “Bayer Indemnitees”) from and against any and all Losses arising out of a Third Party Claim arising out of, resulting from or relating to the following (to the extent not otherwise subject to the indemnification obligations surviving pursuant to Section 2.4):

8.1.1                     any material breach of a representation, warranty or covenant made by Parent or KHL in this Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA;

8.1.2                     any negligent act or omission or willful misconduct of any of the KHL Indemnitees in connection with this Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA; or

8.1.3                     any activity performed directly in connection with the Development, manufacture, or Commercialization of the Compound or the Product by or on behalf of Parent or KHL, or their Affiliates, licensees, subcontractors or distributors (other than Bayer and its Affiliates, subcontractors or distributors) prior to or after the Effective Date, including without limitation personal injury or death, or any damage to any property, caused by a defect in any Compound or finished Product manufactured by or on behalf of Parent or KHL, or their Affiliates, licensees, subcontractors or distributors (other than Bayer and its Affiliates, subcontractors or distributors) prior to or after the Effective Date.

8.2                               Indemnification By Bayer.  Except to the extent of any Losses covered by Section 8.1, Bayer agrees to defend, indemnify and hold harmless KHL, its Affiliates, and its and their respective directors, officers, employees, and agents (the “KHL Indemnitees”) from and against any and all Losses arising out of a Third Party Claim arising out of, resulting from or relating to the following (to the extent not otherwise subject to the indemnification obligations surviving pursuant to Section 2.4):

8.2.1                     any material breach of a representation, warranty or covenant made by Bayer in this Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA; or

8.2.2                     any negligent act or omission or willful misconduct of any of the Bayer Indemnitees in connection with this Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA.

8.3                               Procedure.  A Party entitled to be indemnified under Section 8.1 or 8.2 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the

“Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the obligation to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates.  The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

8.4                               Secondary Indemnification By Parent.  As an inducement for Bayer’s agreement to execute this Agreement, Parent hereby guarantees KHL’s indemnification obligations pursuant to this ARTICLE 8 such that if KHL fails to make any indemnification payment due under Section 8.1 when due, or fails to defend any Third Party Claim as and to the extent required under Section 8.3, then in each case, within thirty (30) days after the date that Bayer has provided written notice to Parent of such failure, if KHL has not resolved such failure to the satisfaction of Bayer, Parent shall assume any and all such obligations, and thereafter Parent shall have a direct obligation to Bayer equal to that of KHL.

ARTICLE 9
DISPUTE RESOLUTION

9.1                               Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this ARTICLE 9 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (collectively, “Disputes”).

9.2                               Resolution by Chief Executives.  Except as otherwise provided in this Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  In the event that such Dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution between the Chief Executives of KHL and Bayer, or their designees, by good faith negotiation within thirty (30) days after such notice is received.  Except as set forth in Section 9.4 or 9.5, each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved by the Chief Executives under this Section 9.2 in accordance with Section 9.3 by providing written notice to the other Party within forty-five (45) days after the period for resolution by the Chief Executives has expired.

9.3                               Arbitration.

9.3.1                     Any arbitration under this Section 9.3 shall be conducted with the applicable ICC Rules as such Rules may be amended from time to time.  In such arbitration the governing law to be applied is as described in Section 11.11.  The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding, it being the intent of the Parties to enable a reasonable amount of discovery in any such proceeding.

9.3.2                     The arbitration shall be conducted by a panel of three (3) arbitrators.  Within ten (10) days after receipt of an arbitration notice from a Party, each Party shall select one (1) arbitrator with relevant industry experience and the International Court of Arbitration of the ICC (the “Court”) shall select a third arbitrator in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then the Court shall select an arbitrator in accordance with the Rules for such Party, and a third arbitrator in accordance with the Rules.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days (or sixty (60) days if a Party requests a written opinion of the findings of fact and conclusion of law pursuant to Section 9.3.5 below) after the final hearing before the panel.

9.3.3                     The place of arbitration shall be London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

9.3.4                     The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner.  The Parties shall use good faith efforts to complete arbitration under this Section 9.3 within one hundred eighty (180) days following the initiation of such arbitration.  In order to effectuate this desire, the arbitral panel shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such one hundred eighty (180) day period.

9.3.5                     The decision or award of the arbitral panel shall be final and binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud or on the grounds established under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The arbitrator(s) shall, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Without limiting any other remedies that may be available under Laws, the arbitral panel shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

9.3.6                     Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.

9.4                               Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

9.5                               Patent Disputes.  Notwithstanding anything in this Agreement to the contrary, any dispute, controversy, or claim between the Parties regarding the scope, construction, validity, and enforceability of any patent shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

9.6                               Confidentiality.  Any and all activities conducted under Sections 9.1 through 9.3, including without limitation any and all proceedings and decisions of arbitrator(s) under Section 9.3, shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 7.

ARTICLE 10
TERM

10.1                        Term.  The term of this Agreement shall commence on the Effective Date and shall continue until KHL and its Affiliates, subcontractors, licensees and distributors have ceased all development, manufacture and commercialization of the Products and provided written notice to Bayer to such effect.  The Parties agree that in the event of any breach of this Agreement, the Restructuring Agreement, the Note, the Securities Purchase Agreement, the Registration Rights Agreement, or the TSA (to the extent in each case that a Party is a party to such agreement), this Agreement shall not terminate, but the Parties will retain the right to seek all other remedies available at law or in equity for such breach.

10.2                        Survival.  Expiration of this Agreement shall not affect any accrued rights or surviving obligations of the Parties.  The provisions of Sections 2.3 (Releases), 2.4 (Survival of Obligations Under the Amended License Agreement), 3.1.7(c) (New Third Party Agreements), 4.2 (Bayer Retained IP), 4.3.2 (Bayer Retained Patents), 4.3.3 (KHL Assumed Patents), 6.3 (Non-Disparagement), 10.2 (Survival), and ARTICLE 1 (Definitions), ARTICLE 7 (Confidentiality and Disclosure), ARTICLE 8 (Indemnification), ARTICLE 9 (Dispute Resolution), and ARTICLE 11 (Miscellaneous) shall survive the expiration of this Agreement for any reason whatsoever.

ARTICLE 11
MISCELLANEOUS

11.1                        Entire Agreement; Amendment.  This Agreement, together with the Amended License Agreement, the Restructuring Agreement, the TSA, the Note, the Securities Purchase Agreement and the Registration Rights Agreement, including the Exhibits, schedules and attachments hereto and thereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof except as expressly set forth in this Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  For clarity, this Agreement does not supersede the Restructuring Agreement, which shall continue in full force and effect as provided therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2                        Notices.  KHL hereby irrevocably appoints Parent as its agent for service of process to receive on its behalf service of process in respect of any and all proceedings arising out of or related to this Agreement.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.2, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.  KHL agrees that the failure by a process agent to notify it of any process will not invalidate the relevant proceedings.  Furthermore, this clause does not affect any other method of service allowed by law.

If to KHL:                                                                                KYTHERA Biopharmaceuticals, Inc.

27200 West Agoura Road, Suite 200

Calabasas, CA 91301

Attention: Keith Klein, Esq., General Counsel

Facsimile: (818) 587-4591

With a copy to:                                                       Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Alan Mendelson, Esq. and Judith Hasko, Esq.

Facsimile: (650) 463-2600

If to Bayer:                                                                           Bayer Consumer Care AG

Peter Merian-Strabe 84

4052 Basel, Switzerland

Attention: Pascal Bürgin

Facsimile: +41 58 272 71 73

With a copy to:                                                       Bayer HealthCare Consumer Care

100 Bayer Boulevard, P.O. Box 915

Whippany, NJ 07981-0915

Attention: William B. Dodero, Esq., Vice President & Assistant General Counsel

Facsimile: (862) 404-3164

And with a copy to:                                Arnold & Porter LLP

555 Twelfth Street, N.W.

Washington, D.C. 20004

Attention: Steve Parker, Esq.

Facsimile: (202) 942-5999

If to Kythera:                                                               Kythera Biopharmaceuticals, Inc.

27200 West Agoura Road, Suite 200

Calabasas, CA 91301

Attention: Keith Klein, Esq., General Counsel

Facsimile: (818) 587-4591

With a copy to:                                                       Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Alan Mendelson, Esq. and Judith Hasko, Esq.

Facsimile: (650) 463-2600

11.3                        No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.4                        Assignment; Change in Control.

11.4.1              Except as otherwise permitted by this Agreement, and subject to the requirements of this Agreement, no Party may assign or transfer this Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.4 shall be null, void and of no legal effect.

11.4.2              For clarity, nothing in this Agreement shall restrict KHL or its Affiliates from assigning any right, title or interest in or to any revenues from sales of Products to any Third Party in connection with a monetization transaction, provided that KHL otherwise complies with all the terms and conditions of this Agreement.

11.4.3              KHL shall not assign to any Third Party any intellectual property necessary or useful for the development, manufacture or sale of the Compound or Products unless such Third Party agrees in writing to make all milestone payments set forth in Section 5.3 directly to Bayer that would otherwise be due to Bayer if such intellectual property had not been so assigned and the activities of such Third Party with respect to Compound and Product had been activities of KHL.

11.5                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.6                        Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.7                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.8                        Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way, except as otherwise expressly provided in this Agreement.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

11.9                        Third Party Beneficiaries. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than Bayer and KHL and their Affiliates, and no other person shall be considered a third party beneficiary of the rights granted to any of Bayer or KHL or their Affiliates under this Agreement.

11.10                 English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

11.11                 Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

11.12                 Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment and Novation Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

Agreed:	BAYER CONSUMER CARE AG

	/s/ Martin Steiner		/s/ Ernst Coppens
	By:	Martin Steiner	Ernst Coppens
	Title:	Legal Counsel	Head CAO

Agreed:	KYTHERA HOLDINGS LTD.

/s/ Keith R. Leonard, Jr.
	By:	Keith R. Leonard, Jr.
	Title:	Director

Agreed, solely with respect to Article 2 and Sections 5.3 and 8.4:	KYTHERA BIOPHARMACEUTICALS, INC.

/s/ Keith R. Leonard, Jr.
	By:	Keith R. Leonard, Jr.
	Title:	President and Chief Executive Officer

[Signature page of Assignment and Novation Agreement]

EXHIBIT A

Securities Purchase Agreement

[provided separately]

EXHIBIT B

Note

[provided separately]

EXHIBIT C

Initial Press Release

[provided separately]

EXHIBIT D

Communication Messages

[provided separately]